Exhibit 10.22
DEBT REPAYMENT AND CONVERSION AGREEMENT
     THIS AGREEMENT is made as of this • day of , 2007
BETWEEN:
PHOTOWATT TECHNOLOGIES INC., a corporation incorporated
under the laws of Canada
(hereinafter referred to as “Photowatt”)
- and -
ATS AUTOMATION TOOLING SYSTEMS INC., a corporation incorporated under the laws of Ontario
(hereinafter referred to as “ATS”)
     WHEREAS Photowatt is undertaking an initial public offering (the “Offering”) of its common shares pursuant to a registration statement on Form F-1 under the U.S. Securities Act of 1933 and a prospectus filed with Canadian securities regulatory authorities;
     AND WHEREAS Photowatt and ATS contemplate entering into an underwriting agreement relating to the Offering with BMO Nesbitt Burns Inc. and UBS Securities LLC as managing underwriters (the “Underwriting Agreement”);
     AND WHEREAS ATS contemplates transferring certain of its solar energy assets to Photowatt immediately prior to or concurrent with completion of the Offering;
     AND WHEREAS Photowatt is indebted to ATS in the aggregate amount of approximately $• as at the date of this Agreement pursuant to an intercompany loan from ATS to Photowatt as evidenced by a promissory note dated •, 2007 (the “Debt”);
     AND WHEREAS the parties have agreed that the Debt will be repaid or converted into common shares in the capital of Photowatt or a combination thereof following the completion of the Offering, depending upon the aggregate amount of gross proceeds received by Photowatt pursuant to the Offering;
     NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree with each other as follows:

ARTICLE 1
REPAYMENT AND CONVERSION OF DEBT
     1.1 Agreement to Repay and Convert Debt by Photowatt. Immediately following the earlier of the exercise in full and the expiration (the “Debt Settlement Time”) of the over-allotment option to be granted by Photowatt to the underwriters of the Offering pursuant to the Underwriting Agreement (the “Over-Allotment Option”), the parties agree that such portions of the Debt determined in accordance with this Section shall be repaid and converted into common shares in the capital of Photowatt respectively as follows:
(a)	the portion, if any, of the amount of the Debt equal to the lesser of: (x) the excess, if any, of (i) the aggregate amount of gross proceeds received by Photowatt pursuant to the Offering including the aggregate amount of gross proceeds, if any, received by Photowatt pursuant to the exercise of the Over-Allotment Option over (ii) $175,000,000.00; and (y) the amount of the Debt, shall be repaid in cash by certified cheque or wire transfer by Photowatt to ATS or, at the option of ATS, upon the instruction of Photowatt to the underwriters of the Offering, by such underwriters to ATS (the “Repaid Debt”); and

(b)	the excess, if any, of the amount of the Debt over the Repaid Debt (the “Converted Debt”) shall be converted into such number of fully paid and non-assessable common shares in the capital of Photowatt equal to the quotient obtained by dividing an amount equal to the Converted Debt by an amount equal to the initial public offering price per common share established pursuant to the Offering (before deduction of any amount including underwriting commissions), with any fraction of a share to be rounded to the nearest whole number (the “Shares”).
1.2 Surrender of Debt. Upon conversion of the Converted Debt in accordance with Section 1.1, ATS acknowledges and agrees that its right and/or entitlement in and to repayment of the Converted Debt shall have been surrendered and that Photowatt shall be released from any liability relating to the Converted Debt.
1.3 Payment for Shares. The parties to this Agreement hereby acknowledge and agree that the surrender and release of the Converted Debt by ATS for conversion into the Shares will constitute full repayment of the Converted Debt by Photowatt and payment by ATS of the consideration for the Shares.
1.4 Delivery of Share Certificates. Photowatt agrees to deliver to ATS certificates representing the Shares forthwith following the conversion contemplated by Section 1.1.
1.5 Payment of Interest on Debt. Photowatt agrees to pay to ATS in cash, by certified cheque or wire transfer by to ATS at the Debt Settlement Time, an amount equal to the interest at the Bank of Nova Scotia’s U.S. dollar base rate in Canada that has accrued on the Debt after the date of this Agreement to and including the Debt Settlement Time.
ARTICLE 2
GENERAL
2.1 Assignment. Neither party shall assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other party, which may be granted or withheld in such other party’s sole discretion. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any permitted assignee shall agree to perform the obligations of the assignor of this Agreement. Any attempted transfer, assignment or alienation in violation of this Section 2.1 shall be invalid and ineffective ab initio.
2.2 Further Assurances. On and after the date hereof, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents of, any governmental authority or any other person under any permit, license, agreement, indenture or other instrument (including any consents or consents, approvals, rulings or decisions of any governmental authority), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other transactions contemplated hereby.
2.3 Notices. Any notice, instruction, direction, demand or other communication to any party under the terms of this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission from the recipient as at or prior to 5:00 p.m. Toronto time on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission from the recipient after 5:00 p.m. Toronto time on the day sent by facsimile); or (d) the next business day after sent by registered mail (at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise) or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
(a)	if to ATS, to:

ATS Automation Tooling Systems Inc. 250 Royal Oak Road Cambridge, Ontario N3H 4R6 Attention: General Counsel Fax No.: (519) 650-6520

(b)	if to Photowatt, to:

Photowatt Technologies, Inc. 25 Reuter Drive Cambridge, Ontario N3E 1A9 Attention: President and Chief Executive Officer Fax No.: (519) 650-6535
In the event of a general discontinuance of registered mail service due to strike, lock out or otherwise, any notice, instruction, direction, demand or other communication will be delivered by hand, courier or express delivery service or sent by facsimile and will be deemed to have been received in accordance with this Section.
2.4 Time of Essence. Time is of the essence of this Agreement.
2.5 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.
2.6 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for security or posting of any bond with such remedy are waived.
2.7 Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in currency of the United States of America.
2.8 Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.
2.9 Amendment. This Agreement may only be modified, amended by, altered or supplemented by the execution and delivery of a written agreement executed by both the parties.
2.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
2.11 Authority. Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.
2.12 Binding Effect. This Agreement binds and benefits the parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties and nothing in this Agreement, express or implied, confers or intends to confer any rights or remedies of any nature whatsoever in favour of any person (including any employee or shareholder of ATS or Photowatt) other than the parties.

2.13 Waiver. A provision of this Agreement may be waived only by a writing signed by the party or parties intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favour because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
          IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date first written above.

PHOTOWATT TECHNOLOGIES INC.
By:
Name:

ATS AUTOMATION TOOLING SYSTEMS INC.
By:
Name: